NEWS RELEASE

Gray Reports Operating Results
for the Three Months and Six Months Ended June 30, 2005

Atlanta, Georgia – August 8, 2005 . . . Gray Television, Inc. (“Gray”) (NYSE: GTN) today announced results from operations for the three months (“second quarter”) and six months ended June 30, 2005 as compared to the three months and six months ended June 30, 2004.

Significant items to note for the three months ended June 30, 2005:

Three Months Ended June 30, 2005	Change from Same Period of Prior Year
Net local broadcast advertising revenue, excluding political advertising revenue of $45.0 million	Increased 7% or $3.0 million

Net political advertising revenue of $687,000	Decreased $4.7 million reflecting the “off-year” of the political election cycle

Total net revenue of $81.5 million	Decreased 3%, or $2.6 million, reflecting the decrease in net political revenues

Broadcast net revenue of $68.0 million	Decreased 5%, or $3.2 million, reflecting the decrease in net political revenues

As of

	June 30, 2005	December 31, 2004

Cash on Hand	$6.2million	$50.6million

Total Debt(1)	$635.5million	$655.9million

During the second quarter of 2005, Gray repurchased approximately $21.5 million aggregate principal amount of the company’s 91/4% Senior Subordinated Notes due 2011 for a total cost of approximately $24.3 million including accrued interest.

Comments on Results of Operations for the Three Months Ended June 30, 2005:

Revenues. Total revenues for the three months ended June 30, 2005 decreased 3% to $81.5 million as compared to the same period of the prior year.

•	Local broadcasting advertising revenues, excluding political advertising revenues, increased 7% to $45.0 million from $42.0 million. Approximately 33% of this increase is attributable to results from Gray’s launch of four UPN second channels in four of its existing television markets since June 30, 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO on January 31, 2005 offset in part by the sale of the Company’s satellite uplink operations on December 31, 2004. We attribute the remaining increase in non-political local broadcasting advertising revenues to a moderate increase in demand for commercial time by local advertisers. National broadcasting advertising revenues were unchanged at $18.8 million. Political advertising revenues decreased to $687,000 from $5.4 million reflecting the cyclical influence of the 2004 Presidential election. Network compensation revenue decreased 44% to $1.4 million due to lower revenue from newly renewed network affiliation agreements. However, under the terms of the affiliation agreements, Gray’s cash payments received or receivable in excess of revenue recognized in accordance with generally accepted accounting principles approximated $653,000 for the three months ended June 30, 2005. In the prior period, the network compensation revenue and the related cash payments received or receivable were approximately equal in their respective amounts. Total broadcasting revenues decreased 5% to $68.0 million. The decrease in broadcasting revenues reflects decreased political advertising revenues and network compensation partially offset by increased non-political local broadcasting advertising revenues as discussed above.

•	Publishing and other revenues consists primarily of Gray’s newspaper publishing and paging operations. Publishing and other revenues increased 5% to $13.5 million. Classified advertising revenue increased 9% to $3.6 million and retail advertising increased 4% to $6.2 million.

Operating expenses. Operating expenses increased 11% to $60.0 million as compared to the same period of the prior year.

•	Broadcasting expenses, before depreciation, amortization and loss on disposal of assets increased 7% to $39.6 million. Approximately 50% of this increase, is attributable to operating expenses relating to Gray’s launch of four UPN second channels in four of its existing television markets since June 30, 2004, expenses of WCAV, Charlottesville, VA which began operations in August 2004 and expenses of KKCO, acquired on January 31, 2005, offset, in part, by the sale of the Company’s satellite uplink operations on December 31, 2004. We attribute the remaining increase to routine increases in payroll and benefits costs. Gray currently anticipates that for the television stations continuously operated since January 1, 2004 the operating expenses before depreciation, amortization, and other expenses for the third quarter of 2005 will increase approximately 1% over the third quarter of 2004 and that for the year ended December 31, 2005 such expenses will be consistent with or slightly below the full year results for 2004.

•	Publishing and other expenses, before depreciation, amortization and loss on disposal of assets, increased 9% to $9.8 million. The increase was primarily the result of increased payroll expense reflecting the expansion of circulation at the suburban Atlanta newspapers compared to the prior period and to a lesser degree an increase in the cost of newsprint reflecting both increases in pricing as well as consumption due to the expanded circulation compared to the prior period.

•	Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 89% to $4.1 million in the three months ended June 30, 2005. Legal and other professional service fees increased approximately $1.5 million over the second quarter of 2004 and such increase is primarily attributable to professional services associated with Gray’s previously announced proposed spin-off of its Publishing and Paging businesses. In addition, consulting service fees increased in the second quarter of 2005 reflecting approximately $163,000 of audience research studies commissioned for various television markets in which the company operates. The prior period did not include similar expenses. Upon consummation of the spin-off transactions Triple Crown Media will reimburse Gray for approximately 75% of the professional service costs and expenses incurred by Gray related to the spin-off transactions.

Comments on Results of Operations for the Six Months Ended June 30, 2005:

Revenues. Total revenues for the six months ended June 30, 2005 decreased 4% to $152.8 million as compared to the same period of the prior year.

•	Local broadcasting advertising revenues, excluding political advertising revenues, increased 6% to $84.1 million from $79.4 million. Approximately 35% of this increase is attributable to results from Gray’s launch of four UPN second channels in four of its existing television markets since June 30, 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO on January 31, 2005 offset in part by the sale of the Company’s satellite uplink operations on December 31, 2004. We attribute the remaining increase in non-political local broadcasting advertising revenues to a moderate increase in demand for commercial time by local advertisers. National broadcasting advertising revenues decreased 3% to $34.1 million from $35.0 million due to a decrease in demand from national advertisers. Political advertising revenues decreased to $980,000 from $9.0 million reflecting the cyclical influence of the 2004 Presidential election. Network compensation revenue decreased 38% to $3.1 million due to lower revenue from newly renewed network affiliation agreements. However, under the terms of the affiliation agreements, Gray’s cash payments received or receivable in excess of revenue recognized in accordance with generally accepted accounting principles approximated $1.1 million for the six months ended June 30, 2005. In the prior period, the network compensation revenue and the related cash payments received or receivable were approximately equal in their respective amounts. Total broadcasting revenues decreased 5% over the same period of the prior year to $126.3 million. The decrease in broadcasting revenues reflects decreased political advertising revenues, national advertising revenues and network compensation, partially offset by increased non-political local broadcasting advertising revenues as discussed above.

•	Publishing and other revenues consists primarily of Gray’s newspaper publishing and paging operations. Publishing and other revenues increased 5% to $26.5 million. Retail advertising increased 6% and classified advertising revenue increased 10%.

Operating expenses. Operating expenses increased 8% to $117.0 million as compared to the same period of the prior year.

•	Broadcasting expenses, before depreciation, amortization and loss on disposal of assets increased 5% to $78.3 million. Approximately 52% of this increase, is attributable to operating expenses relating to Gray’s launch of four UPN second channels in four of its existing television markets since June 30, 2004, expenses of WCAV, Charlottesville, VA which began operations in August 2004 and expenses of KKCO, acquired on January 31, 2005, offset, in part, by the sale of the Company’s satellite uplink operations on December 31, 2004. We attribute the remaining increase to routine increases in payroll and benefits costs. Gray currently anticipates that for the television stations continuously operated since January 1, 2004 the operating expenses before depreciation, amortization, and other expenses for the third quarter of 2005 will increase approximately 1% over the third quarter of 2004 and that for the year ended December 31, 2005 such expenses will be consistent with or slightly below the full year results for 2004.

•	Publishing and other expenses, before depreciation, amortization and loss on disposal of assets, increased 8% to $19.3 million. The increase was primarily the result of increased payroll expense reflecting the expansion of circulation at the suburban Atlanta newspapers compared to the prior period and to a lesser degree an increase in the cost of newsprint reflecting both increases in pricing as well as consumption due to the expanded circulation compared to the prior period.

•	Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 48% to $6.7 million in the six months ended June 30, 2005. Legal and other professional service fees increased approximately $1.4 million over the first half of 2004 and such increase is primarily attributable to professional services associated with Gray’s proposed spin-off of its Publishing and Paging businesses. Audit fees increased approximately $425,000 over the comparable period of 2004. In addition, consulting service fees increased in the second quarter of 2005 reflecting approximately $252,000 of audience research studies commissioned for various television markets in which the company operates. The prior period did not include similar expenses. Upon consummation of the spin-off transactions Triple Crown Media will reimburse Gray for approximately 75% of the professional service costs and expenses incurred by Gray related to the spin-off transactions.

Balance Sheet:

Gray’s cash balance was $6.2 million at June 30, 2005 compared to $50.6 million at December 31, 2004. The decrease in cash reflects $21.7 million of net cash generated by Gray’s operations during the six months of 2005 compared to $39.7 million for first six months of 2005. The 2005 net cash generated from operations was offset by the return of $15.6 million of capital to Gray’s common and preferred shareholders through the payment of dividends and the purchase of its common stock, as well as $17.1 million of cash used for capital expenditures. Gray also used $13.8 million in the purchase of KKCO-TV and $24.3 million to retire debt. Total debt outstanding at June 30, 2005 and December 31, 2004 was $635.5 million and $655.9 million(1), respectively.

Reclassifications:

Portions of prior year publishing revenue and expense in the accompanying condensed consolidated financial statements have been reclassified to conform to the 2005 presentation. For the three months and six months ended June 30, 2004, $258,000 and $754,000, respectively, of publishing revenue and expense that was previously recognized separately has been presented on a net basis. The corresponding amounts reclassified for the three and six months ended June 30, 2005 contained in Gray’s previously issued guidance was $278,000 and $573,000, respectively. The reclassification does not affect operating income, net income or cash flows.

A Detailed table of operating results follows on the next page.

Gray Television, Inc.
(in thousands, except per share data and percentages)

	Three Months Ended			Six Months Ended
Selected operating data:	June 30,			June 30,
			%			%
	2005	2004	Change	2005	2004	Change
OPERATING REVENUES
Broadcasting (less agency commissions)	$67,988	$71,235	(5)%	$126,297	$133,144	(5)%
Publishing and other	13,531	12,860	5%	26,477	25,183	5%

TOTAL OPERATING REVENUES	81,519	84,095	(3)%	152,774	158,327	(4)%

EXPENSES
Operating expenses before depreciation,
amortization and loss on
disposal of assets:
Broadcasting	39,585	37,053	7%	78,279	74,451	5%
Publishing and other	9,818	9,020	9%	19,340	17,925	8%
Corporate and administrative	4,082	2,163	89%	6,728	4,536	48%
Depreciation	5,888	5,870	0%	11,702	11,672	0%
Amortization of intangible assets	208	237	(12)%	417	519	(20)%
Amortization of restricted stock awards	98	94	4%	196	189	4%
(Gain) loss on disposal of assets, net	305	(626)	(149)%	339	(622)	(155)%

TOTAL EXPENSES	59,984	53,811	11%	117,001	108,670	8%

Operating income	21,535	30,284	(29)%	35,773	49,657	(28)%
Miscellaneous income, net	158	262	(40)%	453	407	11%
Interest expense	(11,312)	(10,474)	8%	(22,425)	(20,935)	7%
Loss on early extinguishment of debt	(4,770)	-0-	NA	(4,770)	-0-	NA

INCOME BEFORE INCOME TAX EXPENSE	5,611	20,072	(72)%	9,031	29,129	(69)%
Income tax expense	2,218	7,875	(72)%	3,563	11,429	(69)%

NET INCOME	3,393	12,197	(72)%	5,468	17,700	(69)%
Preferred dividends	814	821	(1)%	1,629	1,643	(1)%

NET INCOME AVAILABLE
TO COMMON STOCKHOLDERS	$2,579	$11,376	(77)%	$3,839	$16,057	(76)%

Diluted per share information:
Net income per share available
to common stockholders	$0.05	$0.22	(77)%	$0.08	$0.32	(75)%

Weighted average shares outstanding	48,851	50,588	(3)%	48,948	50,546	(3)%

Political revenue (less agency commission)	$687	$5,422	(87)%	$980	$8,956	(89)%

Guidance for the Third Quarter of 2005

We currently anticipate that Gray’s results of operations for the three months ended September 30, 2005 will approximate the ranges presented in the table below (dollars in thousands).

	Three Months Ended September 30,
		%		%
	2005	Change	2005	Change
	Guidance	From	Guidance	From	Actual
Selected operating data:	Low Range	2004	High Range	2004	2004

OPERATING REVENUES
Broadcasting (less agency commissions)	$61,000	-17%	$62,250	-16%	$73,658
Publishing and other	13,100	+1%	13,300	3%	12,961

TOTAL OPERATING REVENUES	74,100	-14%	75,550	-13%	86,619

OPERATING EXPENSES
Operating expenses before depreciation, amortization and other expenses:
Broadcasting	40,000	4%	40,300	5%	38,311
Publishing and other	9,450	1%	9,525	2%	9,333
Corporate and administrative	4,250	47%	4,500	56%	2,884
Depreciation and amortization of intangibles	6,100	-4%	6,250	-1%	6,320
Amortization of restricted stock	100	-25%	100	-25%	134
Loss on disposal of assets	25	47%	100	488%	17

TOTAL OPERATING EXPENSES	59,925	5%	60,775	7%	56,999

OPERATING INCOME	$14,175	-52%	$14,775	50%	$29,620

Other Selected Data

Political revenues (less agency commissions)	$175	-99%	$225	-98%	$11,967
Revenue related to Olympic Broadcast (less agency commissions)	$0	-100%	$0	-100%	$3,000

The above guidance for Broadcasting revenue reflects the cyclical impact of political and Olympic advertising spending. During the three months ended September 30, 2004 Gray recorded approximately $12.0 million of net political revenue and approximately $3.0 million of advertising revenue related to the broadcast of the Olympics. In comparison, Gray currently anticipates that for the three months ended September 30, 2005 net political advertising will range between $175,000 and $225,000 and the next Olympic broadcast will not be until the first quarter of 2006 when Gray’s eight NBC affiliated stations will broadcast the Winter Olympics.

The above guidance for Broadcasting revenue also includes the current period impact of Gray’s launch of four UPN second channels in four of its existing television markets since June 30, 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO on January 31, 2005 offset in part by the sale of the Company’s satellite uplink operations on December 31, 2004.

For television stations continuously operated since the beginning of the third quarter of 2004, Gray currently anticipates that its local revenue, excluding political revenue, will increase between 5% and 6% over the third quarter of 2004, national revenue, excluding political revenue, is currently expected to decrease between 5% and 6% due to weak demand for commercial time by national advertisers.

During the third quarter of 2005 Gray currently anticipates recognizing network revenue of approximately $1 million. Under the same network affiliation agreements, the related cash payments to be received by Gray are currently estimated to approximate $1.9 million for the third quarter of 2005. During 2004 the amounts recorded as network revenue and the corresponding cash payments were approximately equal in amount.

The above guidance for Broadcasting operating expense before depreciation, amortization, and other expenses also includes the current period impact of Gray’s launch of four UPN second channels in four of its existing television markets since June 30, 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO on January 31, 2005 offset in part by the sale of the Company’s satellite uplink operations on December 31, 2004. For television stations continuously operated since the beginning of the third quarter of 2004, Gray currently anticipates that operating expenses before depreciation, amortization, and other expenses will increase approximately 1% over the third quarter of 2004 and that for the year ended December 31, 2005 such expenses will be consistent with or slightly below the full year results for 2004.

Also included within the operating expense estimates presented above, we currently estimate that non-cash 401(k) plan expense will range between $475,000 and $525,000 for the three months ended September 30, 2005 compared with $490,000 for the same period of 2004.

The anticipated increase in corporate expenses for the three months ended September 30, 2005 compared to 2004 primarily reflect estimated costs of professional service fees and expenses associated with Gray’s previously announced proposed spin-off of its Publishing and Paging businesses into Triple Crown Media. Upon consummation of the spin-off transactions Triple Crown Media will reimburse Gray for approximately 75% of the professional service costs and expenses incurred by Gray related to the spin-off transactions.

Conference Call Information

Gray Television, Inc. will host a conference call to discuss its second quarter operating results on August 8, 2005. The call will begin at 1:00 PM Eastern Time. The live dial-in number is 1-888-280-8349 and the reservation number is T579475G. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-509-0081 until August 22, 2005.

For information contact:
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828
Web site: www.gray.tv

Reconciliations:

Reconciliation of Net Income to the Non-GAAP term “Adjusted Media Cash Flow” ($ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income	$3,393	$12,197	$5,468	$17,700
Add (subtract):
Income tax expense	2,218	7,875	3,563	11,429
Loss on early extinguishment of debt	4,770	—	4,770	—
Interest expense	11,312	10,474	22,425	20,935
Miscellaneous (income) expense, net	(158)	(262)	(453)	(407)
Loss (gain) on disposal of assets, net	305	(626)	339	(622)
Amortization of restricted stock awards	98	94	196	189
Amortization of intangible assets	208	237	417	519
Depreciation	5,888	5,870	11,702	11,672
Amortization of program license rights	2,842	2,759	5,657	5,515
Common Stock contributed to 401(k) Plan excluding corporate 401(k) contributions	535	379	1,113	909
Network compensation revenue recognized	(1,407)	n/a	(3,050)	n/a
Network compensation per network affiliation agreement	2,060	n/a	4,162	n/a
Payments on program broadcast obligations	(2,853)	(2,701)	(5,668)	(5,399)

Adjusted Media Cash Flow	$29,211	$36,296	$50,641	$62,440

Adjusted Media Cash Flow is non-GAAP term the Company uses as a measure of performance. Adjusted Media Cash Flow is used by the Company to approximate the amount used to calculate key financial performance covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company’s senior credit facility and/or subordinated note indenture. Adjusted Media Cash Flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets, and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations and less network compensation revenue. Accordingly, the Company has provided a reconciliation of Adjusted Media Cash Flow to net income.

Notes
(1) Total debt as of June 30, 2005 and December 31, 2004 does not include $0.9 million and $1.0 million, respectively, of unamortized debt discount on Gray’s 91/4% Senior Subordinated Notes due March 2011.

The Company

Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently owns 31 television stations serving 27 television markets. The stations include 16 CBS affiliates, eight NBC affiliates and seven ABC affiliates. Gray Television, Inc. has 23 stations ranked #1 in local news audience and 22 stations ranked #1 in overall audience within their respective markets based on the average results of the 2004 Nielsen ratings reports. The TV station group reaches approximately 5.5% of total U.S. TV households. Gray also owns five daily newspapers, four in Georgia and one in Indiana.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

The following comments on Gray’s current expectations of operating results for the third quarter of 2005 are “forward looking” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. See Gray’s Annual Report on Form 10-K for a discussion of risk factors that may affect its ability to achieve the results contemplated by such forward looking statements.